Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2014 Results

CHARLOTTE, N.C., November 10, 2014 – Capitala Finance Corp. (NASDAQ: CPTA) (the “Company”) today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•	Total investment portfolio as of September 30, 2014 at fair value: $445.1 million
•	Weighted average yield on debt portfolio at quarter end was 12.8%
•	Originated $86.7 million of investments during the quarter, received $44.7 million in repayments, for net deployments of $42.0 million
•	Total net assets as of September 30, 2014: $258.1 million
•	Total investment income of $11.2 million
•	Net investment income of $3.5 million, or $0.27 per share
•	Net increase in net assets resulting from operations of $0.3 million, or $0.02 per share
•	Paid quarterly distribution of $0.47 per share on September 26, 2014

Management Commentary

In describing the Company’s third quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We continue to execute our strategy of building an investment portfolio that is less reliant on equity investments, investing in lower and traditional middle market companies with attractive risk adjusted pricing, and leveraging our direct origination platform, including opening our seventh office, located in Los Angeles, CA. During the quarter, we originated $86.7 million of investments and received repayments of $44.7 million, for net quarterly deployments of $42.0 million. In addition, we have originated $21.5 million of investments during the fourth quarter of 2014, effectively completing the deployment of the proceeds received at the end of June from the offering of $113.4 million of 7.125% notes (the “Notes”). Quarterly net investment income was adversely impacted by the full quarter interest expense in respect of the Notes, as well as diminished dividend income from our equity portfolio. Management continues to be focused on covering future distributions with core net investment income.”

Third Quarter 2014 Financial Results

During the third quarter of 2014, the Company originated $86.7 million of new investments (6 new portfolio companies and 5 existing portfolio companies). In addition, the Company received $44.7 million from investment repayments, which resulted in net deployments of $42.0 million.

Total investment income was $11.2 million for the third quarter of 2014, compared to $8.8 million for the same period in 2013. The increase in total investment income is attributed to growth in total investments, though dividend income for the third quarter of 2014 was $0.1 million, compared to $2.2 million for the same period on 2013.

Net investment income for the third quarter of 2014 was $3.5 million, compared to $5.4 million for the same period in 2013. The decrease in net investment income relates primarily to a $4.2 million increase in operating expenses, partially offset by a $2.4 million increase in total investment income.

Total expenses for the third quarter of 2014 were $7.6 million, compared to $3.4 million for the comparable period in 2013. The increase is attributable to (1) interest and amortization expense of $2.2 million related to the Notes, (2) an increase of $1.5 million in management fees, and (3) an increase of $0.7 million in other operating expenses. It should be noted that the three months ended September 30, 2013 was the first quarter of operations for the Company following the Company’s initial public offering (“IPO”), but did not include a full allocation of operating expenses and management fees since the IPO closed on the last day of the reporting period.

Total realized losses were $3.1 million for the third quarter of 2014, compared to a gain of $1.9 million for the same period in 2013. Gross losses for the third quarter of 2014 totaling $5.2 million related to the exit of Impresa Aerospace Holdings, LLC senior debt, were partially offset by a $2.1 million gain on the exit of the Company’s equity investment in Take 5 Oil Change, Inc. The net change in unrealized appreciation for the third quarter of 2014 was a decrease of $0.2 million, compared to an increase of $0.6 million for the same period in 2013.

Net increase in net assets resulting from operations was $0.3 million for the third quarter of 2014, compared to $7.9 million for the same period in 2013. On a per share basis, the net increase in net assets resulting from operations was $0.02 for the third quarter of 2014, and was $0.61 per share for the comparable period in 2013.

Net assets at September 30, 2014 were $258.1 million, or $19.89 per share, compared to $268.7 million, or $20.71 per share, at December 31, 2013.

Investment Portfolio

As of September 30, 2014, our portfolio consists of 50 companies with a fair market value of $445.1 million and a cost basis of $387.5 million. Senior secured debt investments represent 30.6% of the portfolio, senior subordinated debt investments represent 41.9% of the portfolio, and equity/warrant investments represent 27.5% of the portfolio, based on September 30, 2014 fair values. Equity/warrant investments were 35.3% of the portfolio at December 31, 2013. On a cost basis, equity investments comprise 16.9% of the portfolio at September 30, 2014, compared to 20.3% at December 31, 2013.

We currently have debt investments in four portfolio companies on non-accrual status. The combined fair market value of these debt investments at September 30, 2014 was $7.8 million, or 1.8% of the portfolio. The investments are being carried at approximately 66.3% of cost as of September 30, 2014. At December 31, 2013, we had debt investments in four portfolio companies on non-accrual status with a fair market value of $6.5 million. The average risk rating of our investment portfolio at September 30, 2014 was 1.8, compared to 1.7 at December 31, 2013.

Liquidity and Capital Resources

At September 30, 2014, the Company had $107.6 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $192.2 million with a weighted average annual interest rate of 3.51%, and $113.4 million of fixed rate Notes bearing an interest rate of 7.125%.

Subsequent Events

Portfolio Activity

On October 23, 2014, the Company invested $5.0 million in the first lien senior debt (LIBOR plus 5.75%, 1.00% floor) of Flavors Holdings, Inc. On October 27, 2014, the Company invested $12.0 million in the subordinated debt (LIBOR plus 10.00%/1.00% floor) of Flavors Holdings, Inc. On November 4, 2014, the Company invested an additional $3.0 million in the first lien senior debt (LIBOR plus 5.75%, 1.00% floor) of Flavors Holdings, Inc.

On October 30, 2014, Boot Barn Inc. completed an initial public offering (“IPO”) and began trading on the NYSE under the ticker symbol BOOT. Based on a 25:1 stock conversion at IPO, the Company now owns 600,000 shares of common stock in Boot Barn, which priced at $16 per share in an all primary offering.

On October 31, 2014, the Company received $2.8 million from Naples Lumber & Supply Co., representing full repayment of the investment, generating a gain of $1.4 million.

Distributions

On October 3, 2014, the Company announced that it has declared distributions for the months of October, November, and December of 2014. The Company converted to monthly distributions, effective October 2014. Accordingly, on October 2, 2014, the Company’s board of directors declared the following distributions:

Record Date	Payment Date	Amount Per Share
10/22/14	10/30/14	$0.1567
11/21/14	11/28/14	$0.1567
12/19/14	12/30/14	$0.1567

Credit Facility

On October 17, 2014, the Company entered into a senior secured revolving credit agreement with ING Capital, LLC, as administrative agent, arranger, and bookrunner, and the lenders party thereto. The Credit Facility initially provides for borrowings up to $50 million and may be increased up to $150 million pursuant to its “accordion” feature. The Credit Facility is priced at LIBOR plus 300bps and matures on October 17, 2018.

Third Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday November 12, 2014. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.capitalagroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $158,338 and $84,138, respectively)	$181,245	$99,140
Affiliate investments (amortized cost of $161,730 and $159,104, respectively)	185,051	189,098
Control investments (amortized cost of $67,422 and $58,057, respectively)	78,830	76,481
Total investments at fair value (amortized cost of $387,490 and $301,299, respectively)	445,126	364,719
Cash and cash equivalents	107,576	101,622
Interest and dividend receivable	3,541	2,917
Due from related parties	541	1,645
Deferred financing fees (net of accumulated amortization of $2,873 and $2,216, respectively)	8,581	4,871
Prepaid expenses	47	654
Total assets	$565,412	$476,428

LIABILITIES
SBA debentures payable	$192,200	$202,200
Notes payable	113,438	-
Due to related parties	469	1,153
Incentive fee payable	-	1,525
Interest payable	968	2,723
Accounts payable and accrued expenses	221	157
Total liabilities	$307,296	$207,758

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 12,974,420 common shares
issued and outstanding	$130	$130
Additional paid in capital	188,408	188,408
Accumulated undistributed net investment income	13,363	16,760
Accumulated undistributed net realized loss from investments	(1,421)	(48)
Net unrealized appreciation on investments	57,636	63,420
Total net assets	258,116	268,670

Total liabilities and net assets	$565,412	$476,428

Net asset value per share	$19.89	$20.71

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
		(combined)		(combined)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$4,104	$2,061	$10,170	$6,110
Affiliate investments	4,790	2,796	12,415	8,981
Control investments	1,422	1,088	4,259	2,719
Total interest and fee income	10,316	5,945	26,844	17,810
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	202	45	626	132
Affiliate investments	334	114	956	268
Control investments	192	263	479	692
Total payment-in-kind interest and dividend income	728	422	2,061	1,092
Dividend income:
Non-control/Non-affiliate investments	152	2	1,666	2
Affiliate investments	29	29	745	86
Control investments	(61)	2,127	4,734	2,586
Total dividend income	120	2,158	7,145	2,674
Other income	-	210	-	1,571
Interest income from cash and cash equivalents	3	66	17	141
Total investment income	11,167	8,801	36,067	23,288

EXPENSES
Interest expense and amortization of deferred financing fees	4,268	2,237	8,870	6,527
Management fees	2,536	980	6,830	2,994
Incentive fees	-	-	2,838	-
General and administrative expenses	857	147	2,870	382
Expenses before management fee waiver	7,661	3,364	21,408	9,903
Management fee waiver (See Note 5)	(38)	-	(238)	-
Total expenses net of management fee waiver	7,623	3,364	21,170	9,903

NET INVESTMENT INCOME	3,544	5,437	14,897	13,385

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	-	6,011	1,158	6,011
Affiliate investments	(3,055)	(4,140)	(2,704)	(4,140)
Control investments	-	-	173	364
Total realized gain (loss) from investments	(3,055)	1,871	(1,373)	2,235
Net unrealized appreciation (depreciation) on investments	(178)	601	(5,784)	6,442
Net gain/(loss) on investments	(3,233)	2,472	(7,157)	8,677

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$311	$7,909	$7,740	$22,062

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.02	$0.61	$0.60	$1.70

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	12,974,420	12,974,420	12,974,420	12,974,420